EXHIBIT 10.1

[[ZYNEX LETTERHEAD]]



April 18, 2005

Mr. Peter J. Leveton

Dear Pete:

When signed by you and me this letter will become a binding agreement between you and Zynex Medical Holdings, Inc. (the "Company") and formalize the pre employment verbal agreement with regard to your Zynex responsibilities and compensation.

Effective Date: April 18, 2005

Position: Chief Financial Officer.

Responsibilities: All financial aspects of the Company, including: SEC reporting; identifying possible additional sources and negotiating to obtain additional funding; financial, business and strategic planning and projections; participation in or advice to the CEO regarding current and future merger/acquisition discussions and negotiations; working with the CEO on commercial banking relationships; internal controls; managing H/R and Accounting; and other responsibilities as assigned by the CE0.

Committed Time: No less than 20 hours per week, 80 hours per month.


Base Salary Compensation: Base salary compensation shall become payable in three parts:

(1) $2,250 per month to be accrued and payable for each month of employment by the Company beginning as of the Effective Date of this agreement.

(2) An additional $4,000 per month for each month of employment by the Company ("First Raise") shall be conditioned upon, and become payable as of the first day of the month next following the first to occur of the following (the "First Event"):

     (a)  the Company obtains a line of credit of at least $250,000, or

     (b) the Company receives third party equity or debt investment of at least $1,000,000, or

     (c) the Company has annual audited "positive net cash provided by operating activities" of at least $500,000, or

     (d) the Company undergoes a sale of substantially all the assets, a stock sale, a merger or other liquidity event of the Company with a valuation of at least $10,000,000 (a "Liquidity Event").

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     Upon the occurrence of a First Event, you shall become vested in an amount equal to the First Raise for each month of employment beginning as of the Effective Date of this agreement through the month in which the First Event occurs (but no later than the month in which your employment terminates or the First Raise begins). and such amount shall be paid promptly thereafter but in no event later than 2 1/2 months following the year in which occurs the First Event, such that there is no deferral of compensation.

(3) An additional $5,000 per month for each month of employment by the Company ("Second Raise") shall be conditioned upon, and become payable as of the first day of the month next following the first to occur of the following (the "Second Event"):

     (a) the Company obtains a third party equity or debt investment of at least $1,000,000,

     (b) the Company has annual audited "net cash provided by operating activities" of at least $500,000 , or

     (c)  the Company undergoes a Liquidity Event.

     Upon the occurrence of a Second Event, you shall become vested in an amount equal to the Second Raise for each month of employment beginning as of the Effective Date of this agreement through the month in which the Second Event occurs (but no later than the month in which your employment terminates or the Second Raise begins), and such amount shall be paid promptly thereafter but in no event later than 2 1/2 months following the year in which occurs the Second Event, such that there is no deferral of compensation.

If you are not employed by the Company as of the date of a First Event or Second Event, but

(1)  you played an active, integral and key role in accomplishing such event;
     and

(2)  your employment terminated

     (a)  voluntarily within 30 days of the First Event or Second Event, or

     (b) involuntarily within 120 days of the First Event or Second Event, then the Company shall pay an amount equal to the First Raise and/or Second Raise, as applicable, for each month of employment beginning as of the effective date of this agreement through the date on which your employment terminates, and such amount shall be paid promptly thereafter but in no event later than 2 1/2 months following the year in which occurs the First Raise or Second Raise, as applicable, such that there is no deferral of compensation.

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Common Stock Compensation: 350,000 Zynex non-statutory Common Stock options, ten-year term, with an exercise price of $0.22 per share, equal to the closing market value on April 18, 2005, the date of grant. Such options to vest: (1) 100,000 shares on the grant date, (2) 25,000 shares if employed as of June 30, 2005, (3) 25,000 shares as of the last day of each full calendar quarter of employment thereafter through the quarter ended March 31, 2007, and (4) 50,000 shares if employed or if you played an active, integral and key role in accomplishing such event, within 30 days of voluntary termination and within 90 days of involuntary termination upon the earlier of (a) third party equity or debt investment of at least $1,000,000, (b) annual audited "positive net cash provided by operating activities" of at least $500,000 or (c) sale, merger or other Liquidity Event of the Company with a valuation of no less than $10,000,000.

All such options will contain a cashless exercise provision.

All unvested quarterly options will vest automatically in the event of a Liquidity Event with a valuation of no less than $10,000,000 if such Liquidity Event occurs during your employment or, if you played an active, integral and key role in accomplishing such Liquidity Event, within 90 days of involuntary termination.

In the event of your death or other permanent incapacity, all amounts earned but unpaid and all vested options will be promptly paid and/or assigned to your wife, Mary Ann Leveton. In the event that Mary Ann predeceases you or becomes deceased at the same time such amount and all vested options will be paid and/or assigned to your Estate.

Other than as provided for a Liquidity Event, all unvested options will expire upon the voluntary or involuntary termination of employment.


Medical and Dental Insurance: You have advised that you will not participate in either the Company's medical or dental plans and the equivalent cost will be paid as an addition to the base compensation set forth above.


Other Employee Benefits: Other benefits (401-k, if any, vacation and sick leave, paid holidays, etc.) consistent with other executive employees.


Expense Reimbursement: Usual and customary.


Taxation: You shall be responsible for all tax consequences, whether intended or unintended, resulting from compensation paid to you, in whatever form, by the Company.


Accepted and agreed effective as of April 18, 2005.



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Zynex Medical Holdings, Inc.


/s/ Thomas Sandgaard                                      /s/ Peter J Leveton
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Thomas Sandgaard                                          Peter J. Leveton
President and Chief Executive Officer